UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KB HOME
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The definitive additional materials filed herewith include an e-mail message sent by KB Home’s President and Chief Executive Officer to KB Home employees on February 21, 2014, and a stockholder letter from KB Home’s President and Chief Executive Officer.

Employee E-Mail Message

Subject:     KB Home Annual Meeting — Your Vote and Support Are Important!

KB Home Team—

On Thursday, April 3, 2014, we will hold our Annual Meeting of Stockholders at our corporate office. You can find the proxy materials for the meeting online at http://www.kbhome.com/investor/proxy.

Many of you will have the opportunity to vote on the four items of business being considered at the meeting, and your vote is very important.

If on February 7, 2014, you held KB Home stock (either directly or through our 401(k) Savings Plan) or had stock options, you will receive a voting instruction form or a notice card with instructions on how to access the proxy materials and vote. Depending on your holdings, including any in a personal brokerage or bank account, you may receive more than one voting instruction form or notice card, and they may be sent to you electronically.

Please look for your voting instruction form(s) or notice card(s) in the mail or in your e-mail account(s). Each voting instruction form or notice card will have the control numbers you need to vote. If you receive a notice card, you will not receive a paper or e-mail copy of the proxy materials unless you request a copy by following the instructions provided on your notice card. If you receive a paper or e-mail copy of the proxy materials, your control numbers will be on the voting instruction form or in the e-mail you receive. Use the control numbers provided on each voting instruction form, notice card or e-mail you receive.

For the reasons discussed in the proxy materials, I encourage you to vote

•	FOR the election of our directors

•	FOR the advisory vote to approve named executive officer compensation

•	FOR the approval of the KB Home 2014 Equity Incentive Plan

•	FOR ratifying the appointment of our independent registered public accounting firm

To ensure your vote is counted, please vote as soon as possible .

If you have any questions about voting or the about the Annual Meeting, please contact our Corporate Secretary.

A LETTER FOM KB HOME PRESIDENT AND CHIEF EXECUTIVE OFFICER
Dear Fellow KB Home Stockholders:
For KB Home, 2013 was a very good year. We were successful in achieving our key objectives of restoring profitability and accelerating growth in revenues. For the year, we generated net income of $40 million and grew revenues a healthy 34% to $2.1 billion. We have momentum and believe we are positioned for sustained growth in revenue and profits going forward.
Our stockholders experienced a total return of 23% for the year, a performance that placed KB Home in the top quartile of the public homebuilder peer group, and came on the heels of a 98% return the previous year.
I am pleased with the progress we have made in our business as we continue to reposition our communities and product offerings for today’s consumer. Our strategy of investing in the most desirable submarkets and featuring larger model homes is resonating with higher-income first-time and experienced homebuyers, who value the ability to select the specific lot, floor plan, and structural options that meet their needs. Through our distinctive Built to Order approach, homebuyers can further customize their new home by choosing from the many features and options available in the KB Home Studio. The combination of our community strategy and the favorable consumer response in a recovering housing market resulted in our average selling price rising 18% over the prior year to $291,700. This was the highest percentage growth within our peer group, and well above the averages in the markets we serve.
While continuing to enhance our community and product positioning, we remained focused on three key initiatives: (1) enhancing profitability per unit, (2) increasing revenue within each of our communities, and (3) growing our community count. I am pleased to report that these initiatives helped us deliver robust improvements across every major financial metric. We achieved a substantial increase in our housing gross margin, and were able to leverage our existing growth platform to increase revenues while minimizing overhead. Taken together, our focus on margin expansion and cost control led to a significant operating margin improvement of nearly eight percentage points over the prior year, and our first year of profitability since 2006. At year end, we reported a healthy backlog value of $682 million that also carries a higher gross margin than a year ago, providing a strong foundation for continued margin improvement.
Growing our community count is critical to our future and we successfully opened 123 new communities during the year. In 2013, we doubled our investment in land and land development to more than $1.1 billion. While investing at this level, we also took several steps to strengthen our balance sheet and liquidity position to support sustained community count growth going forward.
We continue to leverage our long-standing relationships with local and national suppliers, to differentiate ourselves by enhancing the energy efficiency of our homes. Working together, we have been able to dramatically improve energy efficiency without materially raising the cost of our homes to customers. Over the last five years, we have reduced the national average HERS Index score of our new homes from 82 to 65, meaning the average KB home today is approximately 65% more energy efficient than the typical resale home. At our KB Home Studio, we can educate customers on the costs and benefits of additional energy-saving options we offer. This opportunity also resonates with our buyers, who in some cases have purchased upgraded solar systems that have virtually achieved net utility costs of zero.
In addition to energy efficiency, we have also made great strides in designing our homes to reduce water consumption. In my view, water has always been a precious resource, and persistent drought conditions make it even more critical. We consistently strive to improve the water efficiency of our new homes, and have many new and exciting programs in this area that we will be introducing in 2014.
Our sustainability and technology efforts were featured prominently in the media throughout the year and continue to be recognized by national organizations. In 2013, for the third year in a row, we were the only builder to earn the highest honors bestowed by the U.S. Environmental Protection Agency for both water and energy: EPA WaterSense Partner of the Year and EPA ENERGY STAR® Sustained Excellence Award. We are proud of our leadership position in sustainability and committed to finding new ways to improve energy and water efficiency; not for the accolades we receive, but because we believe it is the right thing to do for our customers, our stockholders, our employees and our environment.
Our greatest asset at KB Home is our people and I would like to express my appreciation for the hard work and dedication of our employees, who are instrumental to our current and future success.

While housing continues its steady recovery, new home activity levels remain well below historical volumes. With our flexible KBnxt business model, we have found success in today’s housing environment, we believe we are positioned for profitable growth, and I am confident we will reach even greater heights as markets normalize. The fundamentals remain in place for continued expansion: housing inventory levels remain favorable, affordability is attractive, demographics are compelling, and new households continue to be created. All of these factors should lead to increased demand for new home construction. We are excited about our future and proud to be providing the American Dream for our customers.
I would like to thank you as stockholders for your continued confidence and investment in KB Home.
Sincerely,
Jeffrey T. Mezger
President and Chief Executive Officer
KB Home

Forward-Looking and Cautionary Statements
Certain matters discussed in the materials filed herewith, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following:

•	general economic, employment and business conditions;

•	population growth, household formations and demographic trends;

•
adverse market conditions, including an increased supply of unsold homes, declining home prices and greater foreclosure and short sale activity, among other things, that could negatively affect our consolidated financial statements, including due to additional impairment or land option contract abandonment charges, lower revenues and operating and other losses;

•	conditions in the capital, credit and financial markets (including mortgage lending standards, the availability of mortgage financing and mortgage foreclosure rates);

•	material prices and availability;

•	labor costs and availability;

•	changes in interest rates;

•	inflation;

•
our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level, maturity schedule and structure and to access the equity, credit, capital or other financial markets or other external financing sources, including raising capital through the public or private issuance of common stock, debt or other securities, and/or project financing, on favorable terms;

•	our compliance with the terms and covenants of our unsecured revolving credit facility;

•	weak or declining consumer confidence, either generally or specifically with respect to purchasing homes;

•	competition for home sales from other sellers of new and resale homes, including lenders and other sellers of homes obtained through foreclosures or short sales;

•	weather conditions, significant natural disasters and other environmental factors;

•
government actions, policies, programs and regulations directed at or affecting the housing market (including the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for mortgage interest payments and real estate taxes, tax exemptions for profits on home sales, programs intended to modify existing mortgage loans and to prevent mortgage foreclosures and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities;

•	decisions regarding federal fiscal and monetary policies, including those relating to taxation, government spending, interest rates and economic stimulus measures;

•	the availability and cost of land in desirable areas;

•
our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred, including our warranty claims and costs experience at certain of our communities in Florida;

•	legal or regulatory proceedings or claims;

•	our ability to use/realize the net deferred tax assets we have generated;

•
our ability to successfully implement our current and planned strategies and initiatives with respect to product, geographic and market positioning (including our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count, open additional new home communities for sales and sell higher-priced homes and more design options, and our operational and investment concentration in markets in California), revenue growth, asset optimization, asset activation, local field management and talent investment, and overhead reduction and cost management;

•	consumer traffic to our new home communities and consumer interest in our product designs and offerings, particularly higher-income consumers;

•	cancellations and our ability to realize our backlog by converting net orders to home deliveries;

•	our home sales and delivery performance, particularly in key markets in California;

•
the manner in which our homebuyers are offered, and whether they are able, to obtain mortgage loans and mortgage banking services, including from our preferred mortgage lender, Nationstar Mortgage LLC;

•	the performance of Nationstar as our preferred mortgage lender;

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the ability of Home Community Mortgage, LLC, our mortgage banking joint venture with Nationstar, to become operational in all of our served markets as and by the time currently anticipated, and its performance upon becoming operational;

•	information technology failures and data security breaches; and

•	other events outside of our control.
Please see our periodic reports and other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended November 30, 2013, for a further discussion of these and other risks and uncertainties applicable to our business.